Exhibit 99.2

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE INCREASES DIVIDEND 14%

Increases Quarterly Dividend from $0.22 to $0.25 per Share

DeRidder, LA – February 27, 2019—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced that its Board of Directors had increased the quarterly dividend by 14%.

The Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on March 22, 2019 to shareholders of record as of March 8, 2019.

“This increase in the quarterly common stock dividend reflects our financial strength and our ongoing commitment to proactively manage shareholders’ capital,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past five years, the Company has paid $3.80 in regular dividends and $14.75 in extraordinary dividends per share.

More information on the dividend and information on the company’s fourth quarter and 2018 full year earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.